Exhibit 99.1

Contacts:
Dr. Stephen A. Hill, CEO
Louise A. Mawhinney, CFO
(781) 994-0300
www.ArQule.com

For Immediate Release:

ARQULE ANNOUNCES NEW CHAIRMAN OF THE BOARD
AND REELECTION OF THREE BOARD MEMBERS

Woburn, Mass., May 27, 2004 – ArQule, Inc. (NASDAQ: ARQL) today announced that Ariel Elia has resigned from the Board of Directors effective May 21, 2004. Mr. Elia had been Chairman of the Board since 2001 and a Director since 2000. Mr. Patrick Zenner was elected as his successor.

“ArQule has benefited greatly from the wisdom and experience Ariel brought to the Board in his role as Director and Chairman. I am very grateful that Ariel has been able to provide significant leadership to our Board and to contribute to ArQule’s emergence as an exciting R&D based oncology company,” said Dr. Stephen A. Hill, ArQule’s President and CEO. “I am also delighted to welcome Mr. Patrick Zenner as our new Chairman. Pat has been a member of ArQule’s Board since 2002, and will provide continuity and leadership in his additional role as Chairman. I look forward to his support and counsel as we continue to build our company.”

Mr. Patrick Zenner retired in 2001 from the position of President and Chief Executive Officer of Hoffmann-La Roche Inc., North America. Mr. Zenner is immediate past chairman of the HealthCare Institute of New Jersey and served on the Boards of Directors and Executive Committees of the Pharmaceutical Research & Manufacturers of America (PhRMA) and the Biotechnology Industry Organization (BIO). In addition, Mr. Zenner has been a member of numerous associations, including the American Foundation for Pharmaceutical Education, the Health Care Leadership Council and the National Committee for Quality Health Care. Mr. Zenner is currently on the Boards of Trustees of Creighton University and Fairleigh Dickinson University. In addition, Mr. Zenner is a member of the Boards of Directors of several other public and private companies.

Mr. Elia currently serves as Chairman of the European Advisory Board of E.Med Securities, as director of Altamir S.A., and as director of Yissum. Mr. Elia also serves as a Governor of both the Ben Gurion University and the Hebrew University of Jerusalem. Prior to his current positions, Mr. Elia was the Chief Executive Officer of Jouveinal Laboratories. Mr. Elia also spent 17 years with Merck & Co., serving both in Europe and in the U.S., most recently as Senior Vice President, International Division. Before joining Merck, Mr. Elia spent 12 years with American Home Products Corporation, serving as President of the International Household Products Division prior to his departure.

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ArQule/2

Ms. Laura Avakian, Dr. Werner Cautreels and Mr. Tuan Ha-Ngoc were all re-elected to the Board of Directors at the 2004 Annual Stockholders’ Meeting on May 19, 2004. They will each serve a three-year term. The company is currently undertaking a search for two new directors to fill the vacancies created by the resignations of Mr. Elia and Dr. Michael Rosenblatt (announced in November of last year).

About ArQule

ArQule, Inc. is a biotechnology company engaged in research and development of next-generation small-molecule cancer therapeutics based on its innovative Activated Checkpoint TherapySM (ACTSM) platform. ACTSM compounds are intended to improve the way cancer patients are treated because they selectively kill cancer cells and spare normal cells by restoring and activating cellular checkpoints that are defective in cancer. In addition to advancing its own programs, ArQule continues to advance the drug discovery efforts of pharmaceutical collaborators by providing high-quality library design and compound production, including collaborations with Pfizer, Novartis, and Sankyo. For more information, please visit www.ArQule.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 (“Reform Act”), which provides a safe harbor for forward-looking statements made by or on behalf of ArQule. Actual results may differ materially from those projected in the forward-looking statements or historical performance due to numerous risks and uncertainties that exist in ArQule’s operations, development efforts and the business environment, including without limitation: the ACTSM platform may not improve efficacy or reduce toxicity and compounds resulting from the platform may not operate as intended; the preclinical efforts associated with the ACTSM pipeline may fail or prove disappointing; payments may not be received on a timely basis; collaborators may terminate their agreements with ArQule; ArQule may not achieve the milestones agreed upon for its strategic alliances; and, the risks and uncertainties described in ArQule’s Form 10-Q filed with the Securities and Exchange Commission on May 7, 2004, its Form 10-K filed with the Commission on March 12, 2004 and its Form S-3 filed with the Commission on December 15, 2003. The forward-looking statements contained herein represent the judgment of ArQule as of the date of this report. ArQule disclaims any intent or obligation to update any forward-looking statement except to the extent required by law.

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